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                                             ATEL CAPITAL EQUIPMENT FUND IX, LLC
                                             -----------------------------------
                    This Acquisition Summary Supplement dated September 30, 2002 is to be used in conjunction with Prospectus Sticker (MU-DD-9-01) and Supplement No. 4* dated August 31, 2002
----------------------------------------------------------------------------------------------------------------------------------
----------------------------      ----------------------------      ----------------------------      ----------------------------
Basin Electric Power Co-op**        General Electric Company           Nortel Networks, Inc.**            Photuris, Inc.(6)(7)
          (4)(5)
----------------------------      ----------------------------      ----------------------------      ----------------------------
Moody's Credit Rating:(1)           Moody's Credit Rating:(1)        Moody's Credit Rating:(1)          Moody's Credit Rating:(1)
          A3                                   Aaa                             A2                                  NR

   Lease Financing of                  Lease Financing of               Lease Financing of                  Lease Financing of
   Walking Drag Line                Manufacturing Equipment              Office Furniture              Office Equipment & Furniture

     Lease Term(2)                       Lease Term(2)                    Lease Term(2)                      Lease Term(2)
     60 - 72 months                     36 - 84 months                      83 months                         36 months

   Equipment Cost(3)                   Equipment Cost(3)                Equipment Cost(3)                   Equipment Cost(3)
Fully Funded: $11,315,397           Funded to Date: $9,370,159         Fully Funded: $1,065,692           Fully Funded: $1,000,000
                                  Lease Commitments: $1,534,003

Commencement Date of Lease         Commencement Date of Lease       Commencement Date of Lease        Commencement Date of Lease
 July 2000 - January 2001        December 2000 - September 2002              March 2001                        March 2001
----------------------------      ----------------------------      ----------------------------      ----------------------------

----------------------------      ----------------------------      ----------------------------      ----------------------------
  National Gypsum Company          Williams Distributed Power              CVS Corporation               Silicon Access Networks
                                           Svs. Inc.                                                            (6)(9)
                                    (Guarantor: The Williams
                                          Co, Inc.)(8)
----------------------------      ----------------------------      ----------------------------      ----------------------------
  Moody's Credit Rating:(1)         Moody's Credit Rating:(1)         Moody's Credit Rating:(1)         Moody's Credit Rating:(1)
           Baa1                               Baa1                               A3                               NR-W

     Lease Financing of                Lease Financing of                Lease Financing of                 Lease Financing of
  Tractor & CAT Equipment             Micro Turbine Systems              Material Handling &               Computer Peripherals
                                                                           Phone Equipment

        Lease Term(2)                     Lease Term(2)                     Lease Term(2)                     Lease Term(2)
        47-60 months                       60 months                          60 months                      24 - 30 months

      Equipment Cost(3)                 Equipment Cost(3)                  Equipment Cost(3)                Equipment Cost(3)
 Funded To Date: $4,406,470          Fully Funded: $717,356             Fully Funded: $802,870           Fully Funded: $997,927
Lease Committment: $2,824,455

 Commencement Date of Lease        Commencement Date of Lease        Commencement Date of Lease        Commencement Date of Lease
 April 2001 - September 2002               April 2001                 July 2001 - January 2002          August 2001 - April 2002
----------------------------      ----------------------------      ----------------------------      ----------------------------
----------------------------      ----------------------------      ----------------------------      ----------------------------
    Zeevo, Inc. (6)(10)           Sony Pictures Entertainment,       Graham Offshore, Inc.               Seacor Marine, Inc.
                                              Inc.                    (Guarantor: Seacor Smit,          (Guarantor: Seacor Smit,
                                                                               Inc.)                              Inc.)
----------------------------      ----------------------------      ----------------------------      ----------------------------
 Moody's Credit Rating:(1)          Moody's Credit Rating:(1)        Moody's Credit Rating:(1)          Moody's Credit Rating:(1)
         NR-W                                  NR                             Baa3                                Baa3

    Lease Financing of                Lease Financing of                 Lease Financing of                Lease Financing of
   Computer Peripherals              Sony Digital Recorders              Crew & Supply Boats                   Supply Boat
       & Equipment

      Lease Term(2)                      Lease Term(2)                      Lease Term(2)                     Lease Term(2)
       24 months                          36 months                          60 months                          60 months

    Equipment Cost(3)                  Equipment Cost(3)                Equipment Cost(3)                    Equipment Cost(3)
  Fully Funded: $370,429             Fully Funded: $762,524           Fully Funded: $9,500,000             Fully Funded: $1,700,000

Commencement Date of Lease         Commencement Date of Lease       Commencement Date of Lease           Commencement Date of Lease
September 2001 - April 2002              November 2001                    January 2002                         January 2002
----------------------------      ----------------------------      ----------------------------      ----------------------------


               ----------------------------      ----------------------------      ------------------------------
               General Motors Corporation**         Johnson Technology, Inc.        Peabody Holding Company, Inc.
                                                  (Guarantor: General Electric       (Guarantor: Peabody Energy
                                                             Co.)                            Corp.)
               ----------------------------      ----------------------------      ------------------------------
               Moody's Credit Rating:(1)          Moody's Credit Rating:(1)         Moody's Credit Rating:(1)
                          A2                                Aaa                                Ba2/BB

                   Lease Financing of                 Lease Financing of                 Lease Financing of
                   Material Handling                  EDM Speed Drillers           Underground Mining Equipment

                     Lease Term(2)                      Lease Term(2)                      Lease Term(2)
                      26-70 months                       84 months                          60 months

                    Equipment Cost(3)                  Equipment Cost(3)                  Equipment Cost(3)
                 Fully Funded: $2,910,436           Fully Funded: $2,213,910          Fully Funded: $5,111,435


               Commencement Date of Lease         Commencement Date of Lease         Commencement Date of Lease
                      March 2002                   February - September 2002                October 2002
               ----------------------------      ----------------------------      ----------------------------

*   Supplement to Prospectus dated January 16, 2001.
**  This is a Syndicated Transaction. Lease term represents the remaining months of the existing lease contracts.


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

--------------------------------------------------------------------------------
                      ATEL CAPITAL EQUIPMENT FUND IX, LLC
                               Acquisition Summary
--------------------------------------------------------------------------------

        ----------------------------      ----------------------------
           Schlumberger Technology            Dow Chemical Company
                 Corporation

        ----------------------------      ----------------------------
        Moody's Credit Rating:(1)          Moody's Credit Rating:(1)
                   A1                                 A3

            Lease Financing of                 Lease Financing of
       Covered Hoppers & Cement Cars        Tank Cars, Locomotives,
                                                Covered Hoppers

              Lease Term(2)                      Lease Term(2)
                   TBD                               TBD

             Equipment Cost(3)                  Equipment Cost(3)
        Lease Commitment: $1,158,990        Lease Commitment: $1,002,008


        Commencement Date of Lease         Commencement Date of Lease
                    TBD                               TBD
        ----------------------------      ----------------------------

                   --------------------------------------------
                             ATEL CAPITAL EQUIPMENT
                                  FUND IX, LLC
                   --------------------------------------------
                           Portfolio Credit Rating(11)
                                       A1

                             Total Equipment Cost
                           As of September 30, 2002

                                Funded to Date
                                  $52,244,605

                          Commitments to be Funded(12)
                                   $6,519,456

                        Total Fundings and Commitments
                                   $58,764,061
                   --------------------------------------------

Footnotes:

     (1) Credit rating as listed by Moody's Investor Services as of the date of this report. "N/R" signifies that either the company has no public debt or has not been issued a rating. "BaaCE" indicates a credit equivalent of Baa or better as determined by the General Partner. The credit rating of guaranteed Leases is that of the Guarantor.

     (2) "Lease Term" is expressed in terms of months, although actual Lease Terms may be monthly, quarterly, semiannual or annual.

     (3) "Equipment Cost" includes either amounts committed to Lessees for funding by the Program, or actual Equipment acquisition costs as of September 30, 2002. All figures are rounded to the nearest dollar. For any transactions which are not fully funded, the "Equipment Cost" may change as a result of ongoing fundings. To the extent that the transaction is not fully funded, the information in the table represents the Managing Member's best estimates as to the size, timing and terms of the transaction upon full funding, based on the outstanding lease commitment, its discussions with the lessee, the current and anticipated availability of Fund capital and other factors. There can be no assurance, however, that the portion of the transaction which has not been funded will be completed as described.

     (4) Acquisition Cost represents a 25% interest in the equipment (purchased from Bank of America, NA). Lease term represents the remaining months of the existing lease contract.

     (5) Acquisition Cost represents an additional 17.5% interest in the equipment (purchased from BNY Capital Resources Corporation). Lease term represents the remaining months of the existing lease contract.

     (6) Acquisition Cost equals 50% of the total funded for the lessee. The other 50% is owned by other ATEL partnership.

     (7) Photuris shall execute and deliver to ATEL a warrant to purchase a number of shares of the Series B Preferred Stock equal to $45,000.

     (8) Acquisition Cost equals 77% of the total funded for lessee. The other 23% is owned by other ATEL partnership.

     (9) ATEL may be able to purchase a warrant to purchase 22,935 shares of Silicon's Series D Preferred Stock at a price per share of $6.54.

     (10) ATEL may be able to purchase a warrant to purchase 29,101 shares of Zeevo's Series C Preferred Stock at a price per share of $3.78.

     (11) Portfolio Credit Rating reflects the weighted average credit rating as defined in the Prospectus for the top 75% of the equipment acquired with Net Proceeds.

     (12)  Additional   Commitments  reflect  the  expected  funding  amount  of
additional transactions currently approved for funding in ATEL Capital Equipment Fund IX.

Status of the Offering:
As of September 30, 2002, the Fund had received and accepted subscriptions for a total of 8,758,408 units, for total subscription proceeds in the amount of $87,584,080.


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